Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. RECEIVES $282.0 MILLION MOVEMENT TRACKING SYSTEM ORDER – LARGEST SINGLE ORDER IN COMPANY HISTORY

Melville, NY, January 5, 2009 – Comtech Telecommunications Corp. (NASDAQ:CMTL) announced today that its Maryland-based subsidiary, Comtech Mobile Datacom Corporation, received an order for $282.0 million under its Movement Tracking System, or MTS contract, with the U.S. Army.  This order is the largest single order in Comtech’s history. Total orders received to date against the Company’s $605.1 million IDIQ MTS contract increased to $426.2 million.

The order is for the supply of newly upgraded ruggedized computers including ruggedized keyboards, docking stations, interface cables and base plates, all of which are expected to be integrated into previously deployed MTS systems. The newly upgraded ruggedized computer is manufactured by a third-party vendor.

Based on the timing of the availability of the third-party computer, and a preliminary delivery schedule provided to us by the U.S. Army, we do not expect to begin deliveries, relating to this order, until the latter part of our fourth quarter of fiscal 2009. As a result of the aforementioned, and based on discussions with the U.S. Army, our consolidated operating results will be impacted by the shifting of approximately $110.0 million to $120.0 million of revenue, originally anticipated to be recognized in fiscal 2009, into fiscal 2010. Comtech will provide updated consolidated revenue and EPS guidance as part of our regular second quarter earnings call in March 2009.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, "The largest order in Comtech’s history is a testament to the MTS program’s established value to the U.S. Army’s logistics mission. We believe there are a number of opportunities for new MTS transceiver deployments for possible emerging Afghanistan area operational requirements and other requirements by the U.S. Army and Army National Guard.”

Mr. Kornberg added, “We are experiencing good business momentum as we look to fiscal 2010 and our business remains strong as we continue to benefit from our market-leading positions in all three of our business segments.”

About Comtech
Comtech Mobile Datacom Corporation, a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services through the use of advanced communication and network technology. Comtech's Model MT-2012 Transceiver features Savi Technology's ISO-compliant EchoPoint RFID Reader, as well as secure Global Positioning System (GPS) capabilities. To learn more about Comtech Mobile Datacom, please visit the company's website at www.comtechmobile.com.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com
# # # #